Exhibit 3

EXHIBIT A

PROMISSORY NOTE

$_________	Wilmington, Delaware As of December 16, 2022

FOR VALUE RECEIVED, the Sunil Wadhwani 2020 Exempt Family Trust (“Borrower” or the “Trust”) promises to pay to the order of the Sunil Wadhwani Trust (“Lender”), at such place as may be designated by the holder hereof, in lawful money of the United States of America or other property of determinable value acceptable to Lender at the time of such payment, the principal sum equal to _________ dollars ($_______________), with interest thereon as follows:

(i) Commencing on the date hereof, interest shall accrue on a daily basis on the outstanding principal balance at a rate of 4.27% per annum (the “Interest Rate”), shall be compounded annually, and shall be due and payable on each anniversary of the date hereof ending on the Maturity Date.

(ii) The entire principal balance, together with all interest accrued and unpaid thereon and all other sums due under this Note, shall be due and payable on the Maturity Date: December 1, 2031. Borrower may, at its option, prepay all or any part of the principal from time to time without premium, penalty or prior notice.

(iii) All payments shall be credited first to accrued interest and the balance to principal.

The occurrence of any one of the following events shall constitute a default by Borrower (“Event of Default”) under this Note: (a) if Borrower fails to pay any of the principal or interest due within fifteen (15) days after the date on which the same became due and payable (a “late payment”); (b) if Borrower fails to perform, keep or observe any term or provision contained in this Note which is required to be performed, kept or observed by Borrower; or (c) if any of Borrower’s assets are attached, seized, subjected to a writ of distress warrant, or are levied upon or come within the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors.

Upon an Event of Default, any sums remaining unpaid hereunder shall bear interest at the “Default Interest Rate” until this Note is paid in full; provided, however, that if the Event of Default is a late payment, then any sums remaining unpaid hereunder shall bear interest at the Default Interest Rate only until the late payment and all accrued interest through the date of the late payment (including interest at the Default Interest Rate from the date the late payment was due through the date of the late payment) are paid. The “Default Interest Rate” shall be one hundred twenty percent (120%) of the Interest Rate. Upon or after an Event of Default, Lender shall have the option, without demand or notice, to (i) declare the unpaid principal balance of the Note and all interest accrued thereon to be immediately due and payable, and the same shall thereupon become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; and (ii) exercise any and all other rights and remedies available at law or in equity. The remedies of Lender, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall arise.

No act, omission, or other failure on the part of Lender or any holder of this Note to exercise any right, remedy or recourse hereunder with respect to Borrower, whether before or after the occurrence of an Event of Default, shall constitute waiver or release of any such right, remedy, recourse, Event of Default or of any other Event of Default by such holder or on behalf of any other holder; such waiver or release to be effected only through a written document executed by Lender or such holder and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event. No failure to accelerate the debt of Borrower evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right any holder of this Note may have, whether by the laws of the jurisdiction governing this Note, by agreement or otherwise, and Borrower hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

If at any time on or after an Event of Default Lender: (a) employs counsel for advice or other representation to enforce any rights of Lender against Borrower and/or (b) attempts to or enforces any of Lender’s rights or remedies under this Note, the reasonable costs and expenses incurred by Lender in any manner or way with respect to the foregoing shall be paid by Borrower, and until so paid shall be added to the unpaid principal balance hereunder and subject to all the terms of this Note.

Borrower may assign its obligations hereunder only with the express written consent of Lender and the assignee’s express written assumption of all of Borrower’s obligations hereunder.

Borrower hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof.

If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstances will not be affected thereby and the provisions of this Note shall be severable in any such instance.

The Trust has executed and delivered this Note and in no case shall any undersigned individual be personally liable for or on account of any of the obligations of the Trust hereunder, recourse for which obligations shall be limited solely to the assets of the Trust (unless Borrower’s obligations are assigned to another party as permitted in this Note). The trustees of the Trust shall be liable, not individually, but solely as trustees of the Trust, to the extent of the value of the assets of the Trust for the indebtedness under this Note, for failure to comply with any of the terms, covenants or provisions of this Note and for any other sums or amounts due under this Note.

This Note shall be governed and controlled by the laws of the State of Delaware as to interpretation, enforcement, validity, construction, effect, and in alt other respects, but without giving effect to its conflict of laws rules.

This Note may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to be one and the same instrument.

Documents executed, scanned (in .PDF or similar reprographic format), and/or executed (and, as appropriate, witnessed and/or notarized) electronically using electronic signature software (e.g., DocuSign or similar software), or similar methods (each a method of “Electronic Execution”) and transmitted electronically shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such Electronic Execution having the same legal and binding effect as original signatures.

LENDER:

Sunil Wadhwani Trust

/s/ Sunil Wadhwani
Sunil Wadhwani, as trustee

BORROWER:

Sunil Wadhwani 2020 Exempt Family Trust
By: The Northern Trust Company of Delaware, as trustee

/s/ Gregory Wood
By: Gregory Wood,
As its: Senior Vice President
The Northern Trust Company of Delaware

3